EXHIBIT 99.1

For Immediate Release

May 3, 2023

Company Contact: Michael Caruso SVP, Corporate Strategy & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Announces First Quarter 2023 Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL,” the “Company,” “we,” “our,” or “us”), today announced its operating results for the quarter ended March 31, 2023.

FIRST QUARTER 2023 HIGHLIGHTS

INVESTMENT ACTIVITY
•
Invested $20.0 million in three properties at a weighted average initial cash capitalization rate of 7.0%, including revenue generating capital expenditures with existing industrial tenants (74% of the quarter’s volume, based on invested dollars) and a retail property acquisition (26% of the quarter’s volume). The acquisition had a weighted average initial term of 20.1 years and minimum annual rent increases of 1.8%.
•
During the first quarter and through the date of this release, we sold six properties for gross proceeds of $94.3 million at a weighted average cash capitalization rate of 5.4% on tenanted properties. The dispositions included a $32.0 million sale of a vacant office asset, which together with a simultaneous lease buyout of $7.5 million represented an all-in cash capitalization rate of 6.1%. As a result of the sale, we reduced our office exposure to 5.8% of ABR at quarter-end.
•
As of the date of this release we have $225.2 million of investments under control and an additional $18 million in commitments to fund revenue generating capital expenditures with existing tenants. The investments under control include a $204.8 million build-to-suit transaction with approximately $115 million expected to fund throughout 2023, the remainder in 2024, and has a targeted delivery and subsequent rent commencement date in October 2024.

CAPITAL MARKETS ACTIVITY
•
Ended the quarter with total outstanding debt of $1.9 billion and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.1x.
•
Declared a quarterly dividend of $0.28.
•
On March 14, 2023, our board of directors approved a $150.0 million common stock repurchase program (the “Repurchase Program”). We did not repurchase any shares under the Repurchase Program during the quarter.

OPERATING RESULTS
•
Collected 100% of base rents due for the first quarter for all properties under lease.
•
Portfolio was 99.4% leased based on rentable square footage, with only two of our 801 properties vacant and not subject to a lease at quarter end.
•
Incurred $10.4 million of general and administrative expenses, inclusive of $1.9 million of stock-based compensation.
•
Generated net income of $41.4 million, or $0.21 per share.
•
Generated adjusted funds from operations (“AFFO”) of $67.5 million, or $0.34 per share.

MANAGEMENT COMMENTARY

“Our prudence in capital allocation and portfolio management was on full display during the first quarter,” said John Moragne, BNL’s Chief Executive Officer. “While we sourced and reviewed billions of dollars in opportunities during the quarter, we intentionally chose to selectively invest only $20 million, the vast majority of which represented value-add opportunities with existing tenants in our industrial portfolio which were cultivated by our strong partnership-based relationships. We continue to seek creative ways to deploy capital in the current environment and are confident that our capital allocation strategy will drive value for our shareholders in the long-term. We continue to capitalize on current market dynamics by focusing on strategic dispositions to mitigate portfolio risk and build dry powder to be accretively recycled, all while achieving attractive pricing. Our portfolio continues to perform well with 100% rent collection on leased properties and minimal vacancies, and we remain focused on monitoring portfolio credit quality as the macroeconomic environment continues to evolve. Together with a conservative leverage profile of 5.1x net debt to annualized adjusted EBITDAre, robust liquidity, and no meaningful debt maturities until 2026, I have the utmost confidence in how we are positioned and our ability to execute throughout the remainder of 2023 and beyond.”

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues	$118,992	$112,135	$93,841

Net income, including non-controlling interests	$41,374	$36,773	$28,441
Net earnings per share	$0.21	$0.20	$0.16

FFO	$81,177	$71,718	$61,504
FFO per share	$0.41	$0.39	$0.35

Core FFO	$74,473	$70,527	$64,076
Core FFO per share	$0.38	$0.38	$0.37

AFFO	$67,485	$65,585	$60,401
AFFO per share	$0.34	$0.36	$0.35

Diluted Weighted Average Shares Outstanding	196,176	183,592	174,288

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of March 31, 2023, we owned a diversified portfolio of 801 individual net leased commercial properties with 794 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 39.1 million rentable square feet of operational space. As of March 31, 2023, all but two of our properties were subject to a lease, and our properties were occupied by 221 different commercial tenants, with no single tenant accounting for more than 4.0% of ABR. Properties subject to a lease represent 99.4% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of March 31, 2023, was 10.8 years and 2.0%, respectively.

During the first quarter, we invested $20.0 million in three properties at a weighted average initial cash capitalization rate of 7.0%, including revenue generating capital expenditures with existing industrial tenants (74% of the quarter’s volume, based on invested dollars) and a retail property acquisition (26% of the quarter’s volume). The acquisition had a weighted average initial term of 20.1 years and minimum annual rent increases of 1.8%.

As of the date of this release we have $225.2 million of investments under control, which we define as under contract or executed letter of intent. The investments under control include a $204.8 million build-to-suit transaction with approximately $115 million expected to fund throughout 2023, the remainder in 2024, and has a targeted delivery and subsequent rent commencement date in October 2024. Additionally, we have $18 million in commitments to fund revenue generating capital expenditures with existing tenants.

During the first quarter, we sold three properties for gross proceeds of $51.9 million at a weighted average cash capitalization rate of 6.0% on tenanted properties. The dispositions included a $32.0 million sale of a vacant office asset, which together with a simultaneous lease buyout of $7.5 million represented an all-in cash capitalization rate of 6.1%. As a result of the sale, we reduced our office exposure to 5.8% of ABR at quarter-end compared to 6.4% at December 31, 2022. Subsequent to quarter-end, we sold three properties for gross proceeds of $42.4 million at a weighted average cash capitalization rate of 5.2% on tenanted properties. Together with the first quarter dispositions, we’ve sold six properties for gross proceeds of $94.3 million at a weighted average cash capitalization rate of 5.4% on tenanted properties.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

As of March 31, 2023, we had total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.1x. We had $891.7 million of available capacity on our revolving credit facility as of quarter end.

We did not raise any equity during the quarter and have approximately $145.4 million of capacity remaining on the ATM Program as of March 31, 2023.

On March 14, 2023, the Company’s Board of Directors approved a Repurchase Program, which authorized the Company to repurchase up to $150.0 million of the Company’s common stock. These purchases could be made in the open market or through private transactions from time to time over the 12-month time period following authorization, depending on prevailing market conditions and applicable legal and regulatory requirements. The timing, manner, price and amount of any repurchases of common stock under the Repurchase Program will be determined at the Company's discretion, using available cash resources. During the three months ended March 31, 2023, no shares of the Company’s common stock were repurchased under the program.

DISTRIBUTIONS

At its April 27, 2023, meeting, our board of directors declared a $0.28 distribution per common share and OP Unit to stockholders and OP unitholders of record as of June 30, 2023, payable on or before July 14, 2023.

2023 GUIDANCE

The Company has affirmed its per share guidance range for the 2023 full year and currently expects to report AFFO of between $1.40 and $1.42 per diluted share.

The guidance range is based on the following key assumptions:

(i)
investments in real estate properties between $300 million and $500 million, which is unchanged;
(ii)
dispositions of real estate properties between $150 million and $200 million, which has been revised higher; and
(iii)
total cash general and administrative expenses between $32 million and $34 million, which is unchanged.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The company will host its first quarter earnings conference call and audio webcast on Thursday, May 4, 2023, at 10:30 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/210608708. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 079816. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=49684.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via phone, U.S. participants may dial: 1-866-813-9403 (toll free) or 1-929-458-6194 (local), access code 516458. Canadian participants may dial: 1-226-828-7578, access code 516458. U.K. participants may dial: 0204-525-0658 (local), access code 516458. All other callers may dial +44-204-525-0658, access code 516458. The replay will be available via dial-in until Thursday, May 18, 2023. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is a real estate investment trust that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of March 31, 2023, BNL’s diversified portfolio consisted of 801 individual net leased commercial properties with 794 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements, including our 2023 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which BNL filed with the SEC on February 23, 2023, which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2023	December 31, 2022
Assets
Accounted for using the operating method:
Land	$760,142	$768,667
Land improvements	337,296	340,385
Buildings and improvements	3,866,952	3,888,756
Equipment	10,422	10,422
Total accounted for using the operating method	4,974,812	5,008,230
Less accumulated depreciation	(558,410)	(533,965)
Accounted for using the operating method, net	4,416,402	4,474,265
Accounted for using the direct financing method	26,947	27,045
Accounted for using the sales-type method	571	571
Investment in rental property, net	4,443,920	4,501,881
Cash and cash equivalents	15,412	21,789
Accrued rental income	142,031	135,666
Tenant and other receivables, net	2,004	1,349
Prepaid expenses and other assets	15,456	49,661
Interest rate swap, assets	45,490	63,390
Goodwill	339,769	339,769
Intangible lease assets, net	317,478	329,585
Debt issuance costs – unsecured revolving credit facility, net	5,542	6,013
Leasing fees, net	8,766	8,506
Total assets	$5,335,868	$5,457,609

Liabilities and equity
Unsecured revolving credit facility	$108,330	$197,322
Mortgages, net	85,853	86,602
Unsecured term loans, net	895,006	894,692
Senior unsecured notes, net	844,744	844,555
Accounts payable and other liabilities	46,090	47,547
Dividends payable	54,515	54,460
Accrued interest payable	9,654	7,071
Intangible lease liabilities, net	59,359	62,855
Total liabilities	2,103,551	2,195,104

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 187,203 and 186,114 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	47	47
Additional paid-in capital	3,434,534	3,419,395
Cumulative distributions in excess of retained earnings	(398,890)	(386,049)
Accumulated other comprehensive income	43,516	59,525
Total Broadstone Net Lease, Inc. stockholders' equity	3,079,207	3,092,918
Non-controlling interests	153,110	169,587
Total equity	3,232,317	3,262,505
Total liabilities and equity	$5,335,868	$5,457,609

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Revenues
Lease revenues, net	$118,992	$112,135	$93,841

Operating expenses
Depreciation and amortization	41,784	45,606	34,290
Property and operating expense	5,886	6,397	5,044
General and administrative	10,416	9,317	8,828
Provision for impairment of investment in rental properties	1,473	—	—
Total operating expenses	59,559	61,320	48,162

Other income (expenses)
Interest income	162	40	-
Interest expense	(21,139)	(23,773)	(16,896)
Cost of debt extinguishment	—	(77)	-
Gain on sale of real estate	3,415	10,625	1,196
Income taxes	(479)	(106)	(412)
Other expenses	(18)	(751)	(1,126)
Net income	41,374	36,773	28,441
Net income attributable to non-controlling interests	(2,070)	(2,041)	(1,683)
Net income attributable to Broadstone Net Lease, Inc.	$39,304	$34,732	$26,758

Weighted average number of common shares outstanding
Basic	186,130	169,840	163,809
Diluted	196,176	180,201	174,288
Net earnings per common share
Basic and diluted	$0.21	$0.20	$0.16

Comprehensive income
Net income	$41,374	$36,773	$28,441
Other comprehensive income
Change in fair value of interest rate swaps	(17,899)	(3,212)	34,961
Realized loss on interest rate swaps	522	521	659
Comprehensive income	23,997	34,082	64,061
Comprehensive income attributable to non-controlling interests	(1,200)	(1,891)	(3,790)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$22,797	$32,191	$60,271

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended March 31, 2023, December 31, 2023, and March 31, 2022. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Net income	$41,374	$36,773	$28,441
Real property depreciation and amortization	41,745	45,570	34,259
Gain on sale of real estate	(3,415)	(10,625)	(1,196)
Provision for impairment on investment in rental properties	1,473	—	—
FFO	$81,177	$71,718	$61,504
Net write-offs of accrued rental income	297	—	1,326
Lease termination fees	(7,500)	(1,678)	—
Cost of debt extinguishment	—	77	—
Gain on insurance recoveries	—	(341)	—
Severance and executive transition costs(1)	481	—	120
Other expenses(2)	18	751	1,126
Core FFO	$74,473	$70,527	$64,076
Straight-line rent adjustment	(7,271)	(6,826)	(4,934)
Amortization of debt issuance costs	986	988	856
Amortization of net mortgage premiums	(26)	(26)	(27)
Loss on interest rate swaps and other non-cash interest expense	522	522	659
Amortization of lease intangibles	(2,691)	(1,308)	(1,158)
Stock-based compensation	1,492	1,503	929
Deferred taxes	—	204	—
AFFO	$67,485	$65,584	$60,401
Diluted WASO(3)	196,176	183,592	174,288
Net earnings per share(4)	$0.21	$0.20	$0.16
FFO per share(4)	0.41	0.39	0.35
Core FFO per share(4)	0.38	0.38	0.37
AFFO per share(4)	0.34	0.36	0.35

1 Amount includes $0.4 million of accelerated stock-based compensation and $0.1 million of executive transition costs during the three months ended March 31, 2023, related to the departure of our previous chief executive officer.

2 Amount includes $18 thousand, $0.8 million, and $1.1 million of unrealized foreign exchange loss for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022 respectively.

3 Excludes 431,392 and 396,924, and 370,539 weighted average shares of unvested restricted common stock for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022 respectively.

4 Excludes $0.1 million from the numerator for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022 respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, lease termination fees, gain on insurance recoveries, cost of debt extinguishments, unrealized and realized gains or losses on foreign currency transactions, severance and executive transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute AFFO by adjusting Core FFO for certain non-cash revenues and expenses, including straight-line rents, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, and Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022:

	For the Three Months Ended
(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net income	$41,374	$36,773	$28,441
Depreciation and amortization	41,784	45,606	34,290
Interest expense	21,139	23,773	16,896
Income taxes	479	105	412
EBITDA	$104,776	$106,257	$80,039
Provision for impairment of investment in rental properties	1,473	—	—
Gain on sale of real estate	(3,415)	(10,625)	(1,196)
EBITDAre	$102,834	$95,632	$78,843
Adjustment for current quarter acquisition activity (1)	406	1,283	3,225
Adjustment for current quarter disposition activity (2)	(365)	(440)	(79)
Adjustment to exclude non-recurring and other expenses (3)	(1,023)	—	—
Adjustment to exclude gain on insurance recoveries	—	(341)	—
Adjustment to exclude net write-offs of accrued rental income	297	—	1,326
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	18	796	1,125
Adjustment to exclude cost of debt extinguishments	—	77	—
Adjustment to exclude lease termination fees	(7,500)	(1,678)	—
Adjusted EBITDAre	$94,667	$95,329	$84,440
Annualized EBITDAre	$411,336	$382,528	$315,375
Annualized Adjusted EBITDAre	$378,668	$381,315	$337,759

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amounts include $0.1 million of executive transition costs and $0.4 million of accelerated stock-based compensation associated with the departure of our previous chief executive officer, and ($1.5) million of accelerated amortization of lease intangibles during the three months ended March 31, 2023.

(in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Debt
Unsecured revolving credit facility	$108,330	$197,322	$266,118
Unsecured term loans, net	895,006	894,692	586,884
Senior unsecured notes, net	844,744	844,555	843,990
Mortgages, net	85,853	86,602	96,141
Debt issuance costs	10,390	10,905	9,419
Gross Debt	1,944,323	2,034,076	1,802,552
Cash and cash equivalents	(15,412)	(21,789)	(54,103)
Restricted cash	(3,898)	(38,251)	(11,444)
Net Debt	$1,925,013	$1,974,036	$1,737,005
Net Debt to Annualized EBITDAre	4.7x	5.2x	5.5x
Net Debt to Annualized Adjusted EBITDAre	5.1x	5.2x	5.1x

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted acquisition strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new acquisitions using our unsecured revolving credit facility, our leverage profile and Net Debt will be immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.